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                        [WHITTIER PARTNERS LETTERHEAD]

September 19, 1996

Mrs. Carolyn Tiffany
First Winthrop Corporation
One International Place
Boston, MA 02110

Dear Mrs. Tiffany:

      We consent to the use of our appraisal as an exhibit to the Prospectus of Nantucket Island Associates Limited Partnership and to the reference to our firm under the heading "The Property" in such Prospectus.

Sincerely yours,


 /s/ Webster A. Collins, MAI CRE

Webster A. Collins, MAI CRE
Executive Vice President/Partner